EXHIBIT 99.01

Chegg Reports First Quarter 2020 Financial Results
 Total Revenue and Subscribers grow 35% year-over-year

SANTA CLARA, Calif., May 4, 2020 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE:CHGG), a Smarter Way to Student®, today reported financial results for the three months ended March 31, 2020.

“In these difficult times Chegg performed ahead of our expectations and we are grateful to have helped so many students.” said Dan Rosensweig, CEO of Chegg, Inc., “Our belief is that, in every industry, a crisis often accelerates the inevitable and that is what we see happening in higher education.”

“While we are comfortable providing guidance for Q2, there are many unknowns, such as school start dates, enrollment trends, and whether schools will be taught on-campus, online or both” said Andy Brown, CFO of Chegg, Inc., “As such, it is difficult to predict how much, if any of Chegg’s first half momentum will continue, therefore we believe it is premature to update our guidance for the second half of the year.”

Q1 2020 Highlights:

•	Total Net Revenues of $131.6 million, an increase of 35% year-over-year

•	Chegg Services Revenues grew 33% year-over-year to $100.4 million, or 76% of total net revenues, compared to 77% in Q1 2019

•	Net Loss was $5.7 million

•	Non-GAAP Net Income was $29.0 million

•	Adjusted EBITDA was $31.8 million

•	2.9 million: number of Chegg Services subscribers, an increase of 35% year-over-year

•	235 million: total Chegg Study content views

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services primarily includes Chegg Study, Chegg Writing, Chegg Tutors, Chegg Math Solver and Thinkful. Required Materials includes print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net loss, and adjusted EBITDA to net loss, see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

Second Quarter 2020

•	Total Net Revenues in the range of $135 million to $137 million

•	Chegg Services Revenues in the range of $115 million to $117 million

•	Gross Margin between 74% and 75%

•	Adjusted EBITDA in the range of $48 million to $50 million

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net income to EBITDA and adjusted EBITDA for the second quarter 2020, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Income to EBITDA and Adjusted EBITDA.”

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey and welcome everyone to Chegg’s Q1 2020 earnings call. We are living through an unprecedented time and we want to take a moment to acknowledge the tremendous challenges that our society is facing. First, we want to give our heartfelt thanks to all the frontline workers, first responders, and caregivers who are putting themselves in harm’s way for all of us. I also want to thank the institutions, professors, and administrators who were able to rapidly shift the curriculum online to continue supporting their students. All of us have been impacted by COVID-19, some much more adversely than others. With the many ripple effects now impacting our economy and our education system, we feel fortunate to be able to report that our Chegg employees and their families are healthy, and that our business is performing at an accelerated level. We also hope that all of you listening in today are healthy, safe, and well.

In mid-March, as we started navigating the impacts of COVID-19, we prioritized the health and well-being of our employees and their families. We then moved quickly to set up our teams to work remotely and were able to seamlessly continue providing Chegg products and services to our students. The fact that we were able execute this transition so effectively is a testament to the adaptability of our employee’s and the investments we have made in our technology and infrastructure. More importantly, due to the strength of our business and our balance sheet, we have been able to retain our staff, meet the increased needs of our business as it grows, and continue to make important investments in our future.

As a student first company, we can appreciate that there are many underserved students who depend on their institutions for support and now must seek help elsewhere. Our goal during this crisis is to do all we can to help the most students, which is why we partnered with Verizon where, together, we are providing the most in-need students in their network free access to our Chegg Study Pack to help them finish their semester.

However, for many students, the impact of COVID-19 goes beyond just affecting their academics; some have lost their jobs, some fear losing them, and many may not be able to find jobs when they graduate. So, we are ramping up our efforts through Thinkful, as we recognize our responsibility to help as many students as possible get the skills they need to prepare them for the post COVID-19 workforce. Specifically, we are expanding our curriculum, substantially increasing access to our scholarships, and we are working to reduce prices even further, which we plan to roll out later this summer. Our goal is to help more students, of more diverse backgrounds, to get the in-demand skills they need to compete in today’s economy. Chegg’s vision has always been to increase access to high quality learning content, with on-demand support, all while lowering the financial risk to our students.

We are a global company and our teams around the world are committed to investing in their communities. So, along with our employees, we are proud to have stepped-up our support for non-profits who are focusing on issues like food insecurity during this crisis, as so many students’ lost access to on-campus food banks when their schools had to close. We feel fortunate that we can provide this help. To date we have already committed approximately one million dollars to help students and our local communities impacted by the effects of COVID-19.

Clearly, the education industry was hit hard, and schools had to act immediately, without any precedent for moving exclusively online. As students were required to leave campus and learn from home, we began to see some remarkable trends.

•	We saw a substantial increase in new subscribers, both domestically and globally.

•	We saw a marked increase in engagement from our existing subscribers; and

•	We are seeing a meaningful increase in the take rate of our new Chegg Study Pack, much earlier than we expected.
The financial impact on our business is quite meaningful, so I want to turn it over to Andy to walk you through the details and our guidance. Andy?

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

As Dan mentioned, our hope is that you and your families remain healthy and safe during these unusual times. This is clearly a global situation. Along with the pandemic, economies are slowing at unprecedented rates and unemployment is soaring, having a profound impact on people’s lives.

While many traditional companies are unfortunately being hurt as a result, we believe that direct to consumer companies like Chegg, that are digital and serve an essential need, are experiencing increased levels of growth since the outbreak of the COVID-19 virus. Since mid-March, we have seen a mix shift in our business as advertising revenue has decreased from an industry wide slowdown, while at the same time, we also have seen a substantial increase in our subscription services driven by new US and international subscribers to our platform, as well as increased success with our account sharing efforts, and we see these trends continuing into Q2. The first two months of the quarter started strong, with subscriber growth at 33%, the acceleration of growth since mid-March added an additional two points in the quarter, increasing growth to 35%. This continued acceleration is having a profound impact on Q2, as we now expect Q2 subscriber growth to be greater than 45%.

While we are comfortable providing guidance for Q2, there are many unknowns, such as school start dates, enrollment trends, and whether schools will be taught on-campus, online or both. As such, it is difficult to predict how much, if any of Chegg’s first half momentum will continue, therefore we believe it is premature to update our guidance for the second half of the year.

With that as a backdrop, let me walk you through the Q1 results and our guidance for Q2.

For Q1, total revenue grew 35% to $132 million. This was primarily driven by subscriber growth of 35%, resulting in Chegg Services revenue of $100 million. Required Materials had a very strong spring rush as the transition to textbook ownership and to our new logistics partner FedEx has gone exceedingly well. This strong topline growth drove adjusted EBITDA of $32 million, ahead of what we expected.

Looking at the balance sheet, we ended the quarter with $1.0 billion of cash and investments. We believe the combination of our direct to student model, balance sheet, and cash flows are the strongest in the education industry and put us in the best position for a post COVID-19 education environment.

Moving to Q2, which incorporates the changes to the environment we discussed earlier, we expect:

•	Total revenue to be between $135 and $137 million;

•	With Chegg Services revenue between $115 and $117 million;

•	Gross margin between 74% and 75%;

•	And adjusted EBITDA between $48 and $50 million.

Before I turn the call back over to Dan, I want to give a big shout out to my Finance team because it’s the first time our company has had to close the books, produce financials, get statements reviewed by our auditors, and do an earnings call all from our homes and outside our offices. The level of detail, coordination, and nights and weekends it took to do this was extraordinary and I want to thank everyone on my team. You guys rock!

With that, here is Dan.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Andy and thank you our finance team, you do rock! As you can see from our numbers, Chegg is experiencing dramatic growth during this time. And, because we serve millions of students across the globe, many people have asked us what the lessons from COVID-19 are and its impact on the future of higher education. Our belief is that, in every industry, a crisis often accelerates the inevitable and that is what we are seeing happening now in higher education. The reality is students were already learning online, were under supported by their schools who had diminishing budgets, so that the need for virtual learning support was already expanding. But, almost overnight, when schools around the world had to move 100% online, that trend accelerated and has revealed the true potential and the value of what Chegg has to offer. The numbers say it best, and what they reflect is that students have an even greater need for high-quality, low-cost, personalized, and adaptive online education to help them learn and master their curriculum. As we think about the lasting impact on the future of higher education globally, we see these trends continuing. The student population is more diverse and more global. They have different socio-economic backgrounds and are of many different ages. They also come with various skills and experiences but what they have in common is the need for more online support because, the fact is, they are increasingly learning on their own, with less support from their schools. We also believe more students are going to need to learn a variety of new skills, over the course of their careers, and will need access to low cost, on-demand, high quality skills online.

Our ability to meet students’ needs is due to the incredible work of our Chegg team. We are grateful for the dedication of our employees, as they take on many new responsibilities at home and still maintain their focus on our student-first mission. It is their passion and commitment that has built our culture, which has permeated from our physical offices to our virtual offices around the world, so I want to thank them all. I also want to encourage everyone to continue to do your job and do your part to keep our communities safe by staying home and staying well. As a company, and as a society, we know we will get through this together and I look forward to updating you on our progress this summer. At this time, I will turn the call over to the operator for questions. Thank you.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Standard Time (or 4:30 p.m. Eastern Standard Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Standard Time (or 7:30 p.m. Eastern Standard Time) on May 4, 2020, until 8:59 p.m. Pacific Standard Time (or 11:59 p.m. Eastern Standard Time) on May 11, 2020, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13701788. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/press, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/press, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg is a Smarter Way to Student. As the leading direct-to-student learning platform, we strive to improve educational outcomes by putting the student first in all our decisions. We support students on their journey from high school to college and into their career with tools designed to help them pass their test, pass their class, and save money on required materials. Our services are available online, anytime and anywhere, so we can reach students when they need us most. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses and margin, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, non-GAAP net income per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” and “Reconciliation of Forward-Looking Net Income to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for print textbook depreciation expense and to exclude share-based compensation expense, other income, net, restructuring charges, and acquisition-related compensation costs; (2) non-GAAP income from operations as income (loss) from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges, and acquisition-related compensation costs; (3) non-GAAP income from operations margin as non-GAAP income from operations divided by total net revenues; (4) non-GAAP net income as net loss excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, and amortization of debt discount and issuance costs; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units, and shares related to our convertible senior notes; (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding; and (7) free cash flow as net cash provided by operating activities excluding purchases of property and equipment and purchases of textbooks. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Income to EBITDA and Adjusted EBITDA,” and “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation expense provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges.

Restructuring charges primarily relate to Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy, Cogeon GmbH, WriteLab, and Thinkful acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs.

Under GAAP, we are required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes that were issued in private placements in 2019 and 2018. Accordingly, for GAAP purposes we are required to recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes. The difference between the effective interest expense and the contractual interest expense are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors an enhanced view of our performance and enables the comparison of period-over-period results.

Free cash flow.

Free cash flow represents net cash provided by operating activities excluding purchases of property and equipment and purchases of textbooks and including proceeds from the disposition of textbooks. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and textbooks, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding the impact of the ongoing coronavirus (COVID-19) pandemic on Chegg’s financial condition and results of operations, Chegg's continued momentum and 2020 guidance; and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; Chegg’s ability to attract new students from high schools and colleges, which are populations with inherently high turnover; the ease of accessing Chegg’s offerings through search engines; the rate of adoption of Chegg’s offerings; the effect and integration of Chegg’s acquisition of Imagine Easy Solutions, Cogeon, WriteLab, StudyBlue, and Thinkful; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures and other services targeting students; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg's reputation with students and tutors; the outcome of any current litigation; the ability of our logistics partners to manage the fulfillment processes; the effect of Chegg's transition to using FedEx as its logistics partner; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; regulatory changes, in particular concerning education, privacy and marketing; changes in the education market; and general economic, political and industry conditions, including the ongoing COVID-19 pandemic. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2020 and Chegg's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 to be filed with the Securities and Exchange Commission, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$359,101	$387,520
Short-term investments	404,794	381,074
Accounts receivable, net of allowance of $160 and $56 at March 31, 2020 and December 31, 2019, respectively	6,493	11,529
Prepaid expenses	17,852	10,538
Other current assets	19,528	16,606
Total current assets	807,768	807,267
Long-term investments	273,114	310,483
Textbook library, net	31,673	—
Property and equipment, net	97,889	87,359
Goodwill	214,323	214,513
Intangible assets, net	32,075	34,667
Right of use assets	14,608	15,931
Other assets	23,554	18,778
Total assets	$1,495,004	$1,488,998
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$13,605	$7,362
Deferred revenue	35,753	18,780
Current operating lease liabilities	5,234	5,283
Accrued liabilities	47,241	39,964
Total current liabilities	101,833	71,389
Long-term liabilities
Convertible senior notes, net	913,249	900,303
Long-term operating lease liabilities	13,012	14,513
Other long-term liabilities	3,983	3,964
Total long-term liabilities	930,244	918,780
Total liabilities	1,032,077	990,169
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value 400,000,000 shares authorized; 123,542,833 and 121,583,501 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	124	122
Additional paid-in capital	890,258	916,095
Accumulated other comprehensive loss	(5,362)	(1,096)
Accumulated deficit	(422,093)	(416,292)
Total stockholders' equity	462,927	498,829
Total liabilities and stockholders' equity	$1,495,004	$1,488,998

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net revenues	$131,590	$97,409
Cost of revenues(1)	42,390	23,335
Gross profit	89,200	74,074
Operating expenses:
Research and development(1)	39,541	32,692
Sales and marketing(1)	20,238	18,717
General and administrative(1)	26,145	23,670
Restructuring charges	—	22
Total operating expenses	85,924	75,101
Income (loss) from operations	3,276	(1,027)
Interest expense, net and other income, net:
Interest expense, net	(13,427)	(4,232)
Other income, net	4,960	1,567
Total interest expense, net and other income, net	(8,467)	(2,665)
Loss before provision for income taxes	(5,191)	(3,692)
Provision for income taxes	522	626
Net loss	$(5,713)	$(4,318)
Net loss per share, basic and diluted	$(0.05)	$(0.04)
Weighted average shares used to compute net loss per share, basic and diluted	122,428	116,730

(1) Includes share-based compensation expense as follows:
Cost of revenues	$169	$125
Research and development	6,991	4,917
Sales and marketing	2,186	1,808
General and administrative	8,988	8,188
Total share-based compensation expense	$18,334	$15,038

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(5,713)	$(4,318)
Adjustments to reconcile net loss to net cash provided by operating activities:
Print textbook depreciation expense	3,527	—
Other depreciation and amortization expense	9,243	6,785
Share-based compensation expense	18,334	15,038
Amortization of debt discount and issuance costs	12,946	4,005
Gain on textbook library, net	(1,175)	—
Deferred income taxes	(311)	—
Operating lease expense, net of accretion	1,053	1,049
Other non-cash items	(1)	(44)
Change in assets and liabilities:
Accounts receivable	4,929	4,024
Prepaid expenses and other current assets	(9,707)	(11,522)
Other assets	(1,425)	(1,166)
Accounts payable	(436)	(1,836)
Deferred revenue	16,973	8,858
Accrued liabilities	15,972	216
Other liabilities	(1,242)	(3,148)
Net cash provided by operating activities	62,967	17,941
Cash flows from investing activities
Purchases of property and equipment	(19,965)	(14,060)
Purchases of textbooks	(36,830)	—
Proceeds from disposition of textbooks	2,170	—
Purchases of investments	(112,421)	(21,572)
Maturities of investments	121,784	48,805
Purchase of strategic equity investment	(2,000)	—
Net cash (used in) provided by investing activities	(47,262)	13,173
Cash flows from financing activities
Common stock issued under stock plans, net	2,667	6,982
Payment of taxes related to the net share settlement of equity awards	(46,836)	(76,044)
Proceeds from issuance of convertible senior notes, net of issuance costs	—	682,594
Purchase of convertible senior notes capped call	—	(85,050)
Repurchase of common stock	—	(20,000)
Net cash (used in) provided by financing activities	(44,169)	508,482
Net (decrease) increase in cash, cash equivalents and restricted cash	(28,464)	539,596
Cash, cash equivalents and restricted cash, beginning of period	389,432	375,945
Cash, cash equivalents and restricted cash, end of period	$360,968	$915,541

	Three Months Ended March 31,
	2020	2019
Supplemental cash flow data:
Cash paid during the period for:
Interest	$500	$—
Income taxes	$756	$626
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,572	$1,126
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$8,020	$5,127

	March 31,
	2020	2019
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$359,101	$914,500
Restricted cash included in other current assets	306	121
Restricted cash included in other assets	1,561	920
Total cash, cash equivalents and restricted cash	$360,968	$915,541

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net loss	$(5,713)	$(4,318)
Interest expense, net	13,427	4,232
Provision for income taxes	522	626
Print textbook depreciation expense	3,527	—
Other depreciation and amortization expense	9,243	6,785
EBITDA	21,006	7,325
Print textbook depreciation expense	(3,527)	—
Share-based compensation expense	18,334	15,038
Other income, net	(4,960)	(1,567)
Restructuring charges	—	22
Acquisition-related compensation costs	940	3,078
Adjusted EBITDA	$31,793	$23,896

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net revenues	$131,590	$97,409

Operating expenses	$85,924	$75,101
Share-based compensation expense	(18,165)	(14,913)
Amortization of intangible assets	(2,467)	(1,790)
Restructuring charges	—	(22)
Acquisition-related compensation costs	(940)	(3,078)
Non-GAAP operating expenses	$64,352	$55,298

Operating expenses as a percent of net revenues	65.3%	77.1%
Non-GAAP operating expenses as a percent of net revenues	48.9%	56.8%

Income (loss) from operations	$3,276	$(1,027)
Share-based compensation expense	18,334	15,038
Amortization of intangible assets	2,467	1,790
Restructuring charges	—	22
Acquisition-related compensation costs	940	3,078
Non-GAAP income from operations	$25,017	$18,901

Net loss	$(5,713)	$(4,318)
Share-based compensation expense	18,334	15,038
Amortization of intangible assets	2,467	1,790
Restructuring charges	—	22
Acquisition-related compensation costs	940	3,078
Amortization of debt discount and issuance costs	12,946	4,005
Non-GAAP net income	$28,974	$19,615

Weighted average shares used to compute net loss per share	122,428	116,730
Effect of shares for stock plan activity	4,376	10,031
Effect of shares related to convertible senior notes	3,968	3,332
Non-GAAP weighted average shares used to compute non-GAAP net income per share	130,772	130,093

Net loss per share	$(0.05)	$(0.04)
Adjustments	0.27	0.19
Non-GAAP net income per share	$0.22	$0.15

CHEGG, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	62,967	17,941
Purchases of property and equipment	(19,965)	(14,060)
Purchases of textbooks	(36,830)	—
Proceeds from disposition of textbooks	2,170	—
Free cash flow	$8,342	$3,881

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

Three Months Ending June 30, 2020
Net income	$5,100
Interest expense, net	13,400
Provision for income taxes	900
Print textbook depreciation expense	3,500
Other depreciation and amortization expense	10,400
EBITDA	33,300
Print textbook depreciation expense	(3,500)
Share-based compensation expense	19,000
Other income, net	(3,700)
Acquisition-related compensation costs	3,900
Adjusted EBITDA*	$49,000

* Adjusted EBITDA guidance for the three months ending June 30, 2020 represents the midpoint of the ranges of $48 million to $50 million.